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For More Information Contact:
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Steve Hagge                                                FOR IMMEDIATE RELEASE
AptarGroup, Inc.                                           ---------------------
815/477-0424


        APTARGROUP, INC. ANNOUNCES ACQUISITION OF EMSON RESEARCH, INC.

Crystal Lake, Illinois, February 17, 1999 -- AptarGroup, Inc. (NYSE: ATR) announced today it has acquired privately held Emson Research Inc. and related companies for approximately $146 million in cash and assumed debt and $4 million in AptarGroup stock. Connecticut-based Emson is a leading supplier of perfume pumps in the North American market. It also has a significant position in the North American personal care and food pump markets and a growing presence in selected international markets. Emson's sales for the year ended December 31, 1998 were approximately $85 million.

"Emson represents a major strategic acquisition for us," said Carl A. Siebel, President and CEO of AptarGroup. "Its strong position in the North American pump market - especially the fragrance/cosmetics market sector - complements our existing pump market strength in Europe and puts us in a better position to service perfume, personal care and food customers on a worldwide basis. Emson has a widely respected management team and excellent manufacturing technology.

"We are pleased to have Emil Meshberg, CEO of Emson, join the AptarGroup management team, as Emil brings an exceptional understanding of the market and strong relationships with major customers to our team," added Siebel.

AptarGroup, Inc. is a leading international designer, manufacturer and marketer of pumps, dispensing closures and aerosol valves for fragrance/cosmetic, personal care, pharmaceutical, household and food products. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in the United States, Europe, Asia and South America.

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